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                                                                     EXHIBIT 4.2

     THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THIS WARRANT AND PURSUANT TO A REGISTRATION STATEMENT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION.

Warrant No.  _______                                  Number of Shares: ________

                           WARRANT TO PURCHASE SHARES
                               OF COMMON STOCK OF

                                 MATRITECH, INC.

     1. COMMON STOCK AND WARRANT PURCHASE AGREEMENT. This Warrant is issued to ____________________________ ("Purchaser") pursuant to the Common Stock and Warrant Purchase Agreement dated as of November ___, 1999 between Matritech, Inc., a Delaware corporation ("Matritech" or the "Company"), and Purchaser ("Purchase Agreement") in which Matritech issued ___________ Units to Purchaser. Each "Unit" is composed of two (2) shares of Matritech Common Stock ("Shares") and a warrant to purchase one share of Matritech Common Stock. This Warrant is part of the Unit.

     2. NUMBER AND PRICE OF SHARES SUBJECT TO WARRANT.

          (a) GENERAL TERMS. Subject to the terms and conditions herein set forth Purchaser is entitled to purchase from Matritech, at any time in whole or from time to time in part commencing on the date hereof and until November 22, 2001, ______________________________ (___________) shares (which number of shares is subject to adjustment as described below) of fully paid and nonassessable Common Stock, $.01 par value, of Matritech ("WARRANT SHARES"), upon surrender of this Warrant at the principal office of Matritech and upon payment of the purchase price by wire transfer to Matritech or cashiers check drawn on a United States bank made to the order of Matritech. Subject to adjustment as hereinafter provided, the purchase price of one Warrant Share (or such securities as may be substituted for one Warrant Share pursuant to the provisions hereinafter set forth) shall be $2.20. The purchase price of one Warrant Share (or such securities as may be substituted for one Warrant Share pursuant to the provisions hereinafter set forth) payable from time to time upon the exercise of this Warrant (whether such price be the price specified above or an adjusted price determined as hereinafter provided) is referred to herein as the "WARRANT PRICE."

          (b) EARLY TERMINATION OF WARRANT. Notwithstanding the foregoing, in the event that the average of the daily high and low bid price per share of Matritech's Common Stock as reported on the Nasdaq Stock Market (or such other equivalent market or exchange) exceeds $4.00 for a period of thirty (30) consecutive trading days (a "CALLABLE EVENT"), then Matritech


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may, on or before the tenth (10th) trading day after such Callable Event has occurred, send a written notice (a "CALL NOTICE") to Purchaser that a Callable Event has occurred and that the Warrant shall terminate on the thirtieth (30th) day after the date the Call Notice became effective pursuant to Section 12 below. Purchaser shall have thirty (30) days after the date such Call Notice became effective to exercise this Warrant in accordance with the terms and conditions of this Warrant. In the event Purchaser does not exercise this Warrant within such thirty (30) day period, this Warrant shall automatically terminate. Notwithstanding the foregoing thirty (30) day period with which Purchaser may exercise the Warrant after a Call Notice has been delivered, if during such time period, (i) the registration statement described in the Purchase Agreement covering such Warrant Shares (the "REGISTRATION STATEMENT") shall not be effective, or (ii) Matritech shall have delayed Purchaser's ability to sell securities covered by the Registration Statement, then, in either case, the time period that Purchaser has to exercise the Warrant after a Call Notice becomes effective shall be extended until the Purchaser shall have been permitted to sell the Warrant Shares pursuant to the Registration Statement for a period of thirty (30) consecutive days after the date the Call Notice shall have been delivered; provided, however, there shall be no extension of time if the time period required to keep the Registration Statement effective pursuant to the Purchase Agreement shall have lapsed. If after the issue date of this Warrant the Nasdaq Stock Market shall permit "after-hours" trading or continuous trading, then for the purposes of determining the average of "daily high and low bid price" as of any date, such prices on any trading day shall be deemed to be the high and low bid prices during the "regular trading hours" designated as such by Nasdaq, or if no such period shall be so designated, then the high and low bid prices for such trading day as reported on the next Business Day by The Wall Street Journal.

     3. ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES. The number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

          (a) ADJUSTMENT FOR DIVIDENDS IN STOCK OR OTHER SECURITIES OR PROPERTY. In case at any time or from time to time on or after the date hereof the holders of the Common Stock of Matritech (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash in connection with regular or ordinary dividends) of Matritech by way of dividend, then and in each case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash in connection with regular or ordinary dividends) of Matritech which such holder would hold on the date of such exercise had it been the holder of record of such Common Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by paragraphs (b) and (c) of this Section 3.


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          (b) ADJUSTMENT FOR RECLASSIFICATION, REORGANIZATION OR MERGER. In case of any reclassification or change of the outstanding securities of Matritech or of any reorganization of Matritech (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in paragraphs (a) and (c); and in each such case, the terms of this Section 3 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

          (c) STOCK SPLITS AND REVERSE STOCK SPLITS. If at any time on or after the date hereof Matritech shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares receivable upon exercise of the Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of Common Stock shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of shares receivable upon exercise of Warrant shall thereby be proportionately decreased.

     4. NO FRACTIONAL SHARES. No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would otherwise be issuable, Matritech shall pay cash equal to the product of such fraction multiplied by the closing price of one Warrant Share as reported on the Nasdaq System on the date of exercise.

     5. NO STOCKHOLDER RIGHTS. This Warrant shall not entitle its holder to any of the rights of a stockholder of Matritech.

     6. RESERVATION OF STOCK. Matritech covenants that during the period this Warrant is exercisable, Matritech will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Warrant Shares upon the exercise of this Warrant. Matritech agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of this Warrant.

     7. EXERCISE OF WARRANT. This Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant and the Notice of Exercise attached hereto as EXHIBIT A duly completed and executed on behalf of the holder hereof, at the principal office of Matritech together with payment in full of the Warrant Price then in effect with respect to the number of Warrant Shares as to which the Warrant is being exercised. The Warrant Price shall be by wire transfer to Matritech or cashiers check drawn on a United States bank made to the


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order of Matritech. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise and payment of the applicable Warrant Price as provided above, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable on or after such date and in any event within ten (10) days thereafter, Matritech at its expense shall cause to be issued and delivered to the person or persons entitled to receive the same a certificate or certificates for the number of full Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above. The Warrant Shares issuable upon exercise hereof shall, upon their issuance, be fully paid and nonassessable. In the event that this Warrant is exercised in part, Matritech at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.

     8. CERTIFICATE OF ADJUSTMENT. Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, Matritech shall promptly deliver to the record holder of this Warrant a certificate of an officer of Matritech setting forth the nature of such adjustment and a brief statement of the facts requiring such adjustment.

     9. TRANSFERABILITY. This Warrant is not transferable.

     10. REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to Matritech of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to Matritech or, in the case of any such mutilation, on surrender and cancellation of such Warrant, Matritech at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

     11. REPRESENTATIONS OF MATRITECH. Matritech represents and warrants to Purchaser that the representations and warranties as set forth in Section 2 of the Purchase Agreement are true and correct in all material respects as of the date hereof.

     12. MISCELLANEOUS. This Warrant shall be governed by the laws of the State of Delaware. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by Matritech and the registered holder of this Warrant. All notices and other communications from Matritech to the holder of this Warrant shall be sufficient if in writing and sent by registered or certified mail, domestic or international courier, or facsimile, return receipt requested, postage or courier charges prepaid, to the address furnished to Matritech in writing by Purchaser. All such notices and communications shall be effective one (1) trading day after being sent by courier or by facsimile with confirmation of receipt or five (5) trading days after being sent by the other approved methods. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.


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     13. ATTORNEY'S FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     14. TERMINATION. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate on November 22, 2001 or such earlier time as provided in Section 2 above.

     ISSUED as of the date first written above.

                                                 MATRITECH, INC.


                                                 By:____________________________
                                                    Stephen D. Chubb
                                                    Chairman and Chief Executive
                                                     Officer


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                                    EXHIBIT A

                          NOTICE OF INTENT TO EXERCISE
                  (To be signed only upon exercise of Warrant)

To:  MATRITECH, INC.

The undersigned, the Holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, _____________ ____________________________ (_____________) shares of
Common Stock of Matritech, Inc. and herewith makes payment of ____________________ Dollars ($__________) thereof and requests that the certificates for such shares be issued in the name of, and delivered to ________________________________, whose address is ____________________________.

     DATED: ______________

                                         _______________________________________
                                         (Signature must conform in all respects
                                         to name of Holder as specified on the
                                         face of the Warrant)


                                         _______________________________________

                                         _______________________________________
                                         (Address)